Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

AMAZE HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rate	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee

Fees to be paid	Equity	Common Stock, par value $0.001 per share	457(c)	4,990,844	$1.86(2)	$9,282,969.84	0.00015310	$1,421.23
Fees previously paid

		Total Offering Amount				$9,282,969.84		$1,421.23
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$1,421.23

(1)       Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate number of shares of Common Stock of Amaze Holdings, Inc. that may be issued and resold resulting from stock splits, stock dividends or similar transactions. Represents shares of Common Stock that may be offered for resale by the selling stockholders, which includes (i) 4,076,115 shares of Common Stock issued upon conversion of our Series D convertible preferred stock and 380,448 shares of Common Stock issuable upon the exercise of warrants, which Series D convertible preferred stock and warrants were acquired from us by former stockholders of Amaze Software, Inc. pursuant to a Merger Agreement; (ii) 333,041 shares of Common Stock issuable upon the conversion of amended and restated convertible promissory notes in the aggregate principal amount of $1,200,000 issued on August 11, 2025 and 75,000 shares of Common Stock issuable upon exercise of a warrant; (iii) 4,076 shares of Common Stock issuable upon the exercise of warrants issued pursuant to note purchase agreements dated as of June 11, 2025; (iv) 11,777 shares of Common Stock issued pursuant to a securities purchase agreement dated February 6, 2025; and (v) 78,213 shares of Common Stock issuable upon the conversion of secured convertible promissory notes in the outstanding principal amount of $174,500 and 32,174 shares of Common Stock issuable upon exercise of warrants, which notes and warrants were issued pursuant to a securities purchase agreement dated as of October 8, 2024.

(2)       Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the shares of Common Stock on September 5, 2025.